As filed with the Securities and Exchange Commission on June 27, 2013

Registration No. 333- 189111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADCOM LTD.
(Exact Name of Registrant as Specified in Its Charter)

N/A
(Translation of registrant’s name into English)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

24 Raoul Wallenberg Street
Tel-Aviv 69719, Israel
+972-3-645-5055
(Address and Telephone Number of Registrant’s Principal Executive Offices)

RADCOM Equipment Inc.
6 Forest Avenue, Paramus, NJ 07652
(201) 518-0033
(Name, Address and Telephone Number of Agent for Service)

Copies to

Aaron M. Lampert, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Tel: +972-3-608-9999 Fax: +972-3-608-9808

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value NIS 0.20 per share	1,239,639	(2)	$3.04	(4)	$3,768,503	$514.02	(6)
Ordinary shares, par value NIS 0.20 per share, issuable upon exercise of warrants	413,213	(3)	$3.49	(5)	$1,442,113	$196.70	(6)
Total	1,652,852		N/A		$5,210,616	$710.72	(7)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, all amounts of ordinary shares include an indeterminable number of additional ordinary shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the ordinary shares to be offered by the selling shareholders.

(2)	Represents ordinary shares being registered for resale by certain selling shareholders.

(3)
Represents ordinary shares being registered for resale by certain selling shareholders issuable upon exercise of warrants pursuant to an agreement between the registrant and those selling shareholders.

(4)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the reported high and low prices of the ordinary shares as reported by the NASDAQ Capital Market on May 31, 2013. The ordinary shares being registered are to be sold by the selling shareholders.

(5)	Calculated in accordance with Rule 457(g)(1) under the Securities Act based on the warrant exercise price of $3.49 per share.

(6)	Determined in accordance with Section 6(b) of the Securities Act and equal to 0.00013640 multiplied by the proposed maximum aggregate offering price of each class of securities.

(7)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 27, 2013

PROSPECTUS

1,652,852 Ordinary Shares

RADCOM Ltd.

This prospectus relates to the resale from time to time of up to 1,652,852 ordinary shares, as follows:

•	Up to 1,239,639 ordinary shares held by the selling shareholders; and
•	Up to 413,213 ordinary shares issuable upon exercise of warrants held by the selling shareholders.

The purchase of the ordinary shares and warrants from the Company by two of the selling shareholders is subject to the approval of the Company’s shareholders, as described in “Prospectus Summary – The Transaction.”  If that approval is not obtained, this prospectus will relate to only 833,029 ordinary shares and only 277,676 ordinary shares issuable upon exercise of warrants held by the selling shareholders.

We will not receive any proceeds from sales of the ordinary shares offered pursuant to this prospectus, but we will receive the proceeds from the exercise of warrants. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the ordinary shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices or at privately negotiated prices.

The selling shareholders and any agent or broker-dealer that participates with the selling shareholders in the distribution of the ordinary shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

Our ordinary shares are listed for quotation on the NASDAQ Capital Market under the symbol “RDCM.” On June 26, 2013, the closing sale price of our ordinary shares on the NASDAQ Capital Market was $3.26 per share.  You are urged to obtain the current market quotations for our ordinary shares

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” on page 5 to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the United States Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may offer up to a total of 1,652,852 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.”  You should read both this prospectus together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Where You Can Find Additional Information.” The registration statement of which this prospectus forms a part, including the exhibits and the documents incorporated or deemed incorporated in this prospectus, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”

Unless the context otherwise requires, all references in this prospectus to “RADCOM,” “we,” “our,” “our company,” “us” and the “Company” refer to RADCOM Ltd. and its consolidated subsidiaries, unless otherwise indicated.

All references in this prospectus to “ordinary shares” or “Ordinary Shares” refer to our ordinary shares, par value 0.20 NIS per share.

All references in this prospectus to “dollars” or “$” are to United States dollars.

All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being sold in this offering, including the risks discussed under the heading “Risk Factors,” contained in this prospectus. You should also read carefully the consolidated financial statements and notes thereto and the other information about us that is incorporated by reference into this prospectus, including our annual report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 22, 2013, referred to as “our Form 20-F,” and the financial data included in our current report on Form 6-K, filed with the SEC on April 24, 2013, each of which has been incorporated by reference into this prospectus.

Our Company

RADCOM Ltd. was incorporated in 1985 under the laws of the State of Israel, and we commenced operations in 1991. The principal legislation under which we operate is the Israeli Companies Law 1999, or the “Israeli Companies Law.” Our principal executive offices are located at 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, and our telephone and fax numbers are +972-3-645-5055 and +972-3-647-4681, respectively.

We provide innovative service assurance and customer experience monitoring solutions for communications service providers and equipment vendors. We specialize in solutions for next-generation networks, both wireless and wireline. Our comprehensive, carrier strength solutions are used to prevent service provider revenue leakage and enable management of customer quality of experience. Our products facilitate network and service performance analysis, troubleshooting calls and sessions and pre-mediation with an OSS/BSS.

For more information relating to our company, see our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 22, 2013, which is incorporated by reference herein.

The Transaction

Share and Warrant Purchase Agreement

On April 23, 2013, we entered into an agreement, or the “Purchase Agreement,” with the selling shareholders (described under the section in this prospectus entitled “Selling Shareholders”) pursuant to which we agreed to issue to the selling shareholders an aggregate of 1,239,639 ordinary shares, or the “Shares”, and warrants, or the “Warrants,” exercisable into an aggregate of 413,213 ordinary shares, or the “Warrant Shares.”

The Warrants are exercisable at an exercise price of $3.49 per share and are exercisable during a three-year period ending on the third anniversary of the date of Closing, as defined in the Purchase Agreement The Warrants are subject to customary adjustment for share dividends, share splits, reclassification, reorganization and other similar events.

We agreed with the recipients of the Shares and Warrants to register for public resale the Shares and the Warrant Shares. This prospectus has been prepared, and the Registration Statement of which this prospectus is a part has been filed with the SEC, to satisfy our obligations to the recipients of our Shares and Warrants.

Accordingly, this prospectus covers the resale by selling shareholders of the Shares and the Warrant Shares issued pursuant to the Purchase Agreement.  Mr. Zohar Zisapel, our chairman, entered into the Purchase Agreement through two Israeli entities wholly owned by him, Klil & Michael Holdings (93) Ltd. and Lomsha Ltd. (the “Zisapel Selling Shareholders”), to purchase 406,610 ordinary shares and Warrants exercisable for 135,537 Warrant Shares.  In order for Mr. Zisapel to participate in the transaction through the entities controlled by him, we must receive shareholder approval, or “Shareholder Approval,” as further set out below.  Absent receipt of the Shareholder Approval, the Zisapel Selling Shareholders will not participate in the transaction and this prospectus will only cover 833,029 Ordinary Shares and 277,676 Warrant Shares.

Nasdaq Marketplace Rule 5635(d)(2)

Our Ordinary Shares are currently listed on The NASDAQ Capital Market (“NASDAQ”).  NASDAQ rules governing issuers with shares listed on NASDAQ require shareholder approval prior to certain issuances of securities. NASDAQ Listing Rule 5635(d)(2) (“Rule 5635(d)(2)”) requires shareholder approval prior to the issuance of ordinary shares (or securities convertible into, or exercisable for, ordinary shares) equal to 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance, for less than the greater of book or market value of the issuer’s ordinary shares.

Prior to entering into the Purchase Agreement, we had 6,464,719 ordinary shares outstanding. The issuance of 833,029 ordinary shares and the grant of Warrants exercisable for 277,676 ordinary shares at the first closing, which took place on May 6, 2013 (the “First Closing”), constitutes approximately 17.18% of the ordinary shares outstanding prior to the First Closing.  However, the additional issuance of 406,610 ordinary shares, and the grant of a Warrant exercisable for 135,537 Ordinary Shares, to the Zisapel Selling Shareholders, together with the securities sold at the First Closing, would constitute approximately 25.57% of the Ordinary Shares outstanding prior to the execution of the Purchase Agreement.  Pursuant to Rule 5635(d)(2), since the price per share paid by the Selling Shareholders under the Purchase Agreement is less than the market value at the date of issuance, the portion of the securities issued to  the Zisapel Selling Shareholders that would exceed the 20% threshold of Rule 5635(d)(2), requires the affirmative vote of the holders of a majority of the ordinary shares present, in person or by proxy, and voting on the matter.

Israeli Companies Law

The Zisapel Selling Shareholders are parties to the Purchase Agreement.  Since Mr. Zisapel holds more than 25% of our voting power, he may be deemed a “controlling shareholder” (as such term is defined in the Israeli Companies Law) of Radcom. Therefore, by virtue of Mr. Zisapel's personal interest in the Purchase Agreement, the participation of the Zisapel Selling Shareholders in the transaction requires the approval of our Audit Committee, Board of Directors and shareholders, in that order.  On April 23, 2012, our Audit Committee and Board of Directors approved the participation of the Zisapel Selling Shareholders in the transaction. We intend to seek the approval of our shareholders at our annual meeting of shareholders to be held on June 30, 2013.

Since Mr. Zisapel may be deemed a controlling shareholder of us, the approval of  the Zisapel Selling Shareholders’ purchase of ordinary shares and Warrants under the Purchase Agreement and the registration for resale by the Zisapel Selling Shareholders of ordinary shares and Warrant Shares requires the affirmative vote of a majority of the ordinary shares present, in person or by proxy, and voting on the matter, and that either (i) such majority includes at least a majority of the votes of shareholders voting on the matter who do not have a personal interest in the resolution or (ii) the total number of votes against the proposed resolution by shareholders voting on the matter who do not have a personal interest in the resolution does not exceed two percent of the outstanding voting power in our company.

Investing in our ordinary shares involves risks. You should carefully consider the information under “Risk Factors” beginning on page 5 and the other information included or incorporated by reference in this prospectus before investing in our ordinary shares.

RISK FACTORS

Any investment in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors set forth under the heading “Risk Factors” in our Form 20-F incorporated herein by reference, and in other documents we file from time to time with the SEC, before making an investment in our ordinary shares.

The risks and uncertainties described in the documents we have incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operations, and our liquidity. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus (including documents incorporated by reference herein) may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, or the “Securities Act,” and the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may differ materially from the results currently expected. Factors that could cause such differences include, but are not limited to:

•	our ability to successfully penetrate into new markets in which have limited history and gain market acceptance for our new tools and services;
•	our ability to accurately predict and respond to market developments or demands;
•	the impact of failures to accurately estimate the costs of fixed-price projects, which may result in lower margins or losses;
•	fluctuations in inflation and currency rates;
•	changes in general economic and business conditions;
•	decline in the demand for the Company’s products;
•	inability to timely develop and introduce new technologies, products and applications;
•	loss of market share;
•	pressure on prices resulting from competition; and
•
the risks discussed in the Risk Factor section of this prospectus and in “Item 3.D—Key Information — Risk Factors” and “Item 5. Operating and Financial Review and Prospects” of our Form 20-F, which are incorporated herein by reference.

In addition, you should note that our past financial and operational performance is not necessarily indicative of future financial and operational performance.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE OFFERING AND LISTING*

Aggregate number of ordinary shares offered by the selling shareholders	1,239,639 ordinary shares

Aggregate number of ordinary shares offered by the selling shareholders, which are issuable upon exercise of the Warrants	413,213 ordinary shares

Ordinary shares outstanding as of June 3, 2013	7,717,964 ordinary shares (subject to certain exclusions listed below)**
Use of proceeds
We will not receive any proceeds from the sale of ordinary shares by the selling shareholders, but we will receive proceeds from the exercise of the Warrants. If the Warrants are exercised in full for cash, we would realize proceeds before expenses, in the amount of $1,441,080.

NASDAQ Capital Market symbol	RDCM

*Assumes the receipt of Shareholder Approval.

**Includes 1,239,639 ordinary shares offered by the selling shareholders, and does not include: (i) 1,120,160 ordinary shares issuable upon the exercise of outstanding options, (ii) 413,213 ordinary shares issuable upon the exercise of the Warrants, (iii) 214,496 ordinary shares issuable upon the exercise of other warrants, and (iv) 30,843 ordinary shares that were repurchased by us in March and April 2001.

PRICE RANGE OF OUR SHARES

The following table sets forth the high and low closing bid prices of our ordinary shares as reported by the NASDAQ Global Market and the NASDAQ Capital Market, as applicable, for the calendar periods indicated:

	High	Low
Annual
2012	$5.69	$2.08
2011	$13.98	$3.45
2010	$12.50	$1.60
2009	$2.80	$0.40
2008	$3.40	$0.40

Quarterly 2013
Second Quarter (through June 26)	$4.80	$2.56
First Quarter	$4.19	$2.21
Quarterly 2012
Fourth Quarter	$3.25	$2.08
Third Quarter	$4.80	$2.66
Second Quarter	$5.42	$3.50
First Quarter	$5.72	$3.94
Quarterly 2011
Fourth Quarter	$4.75	$3.45
Third Quarter	$5.56	$3.55
Second Quarter	$9.83	$4.48
First Quarter	$13.98	$9.28
Most recent six months
June 2013 (through June 26)	$3.66	$2.77
May 2013	$4.80	$2.56
April 2013	$3.40	$3.00
March 2013	$3.95	$2.81
February 2013	$4.10	$2.21
January 2013	$4.19	$2.32
December 2012	$2.78	$2.16

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our consolidated capitalization and indebtedness, determined in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, as of March 31, 2013, and as adjusted to give effect to the sale of the 1,239,639 Ordinary Shares and the issuance of 413,213 ordinary shares, issued upon the exercise of the Warrants, at an exercise price of $3.49 per share, both assuming the receipt of the Shareholder Approval. The information in this table should be read in conjunction with our audited U.S. GAAP financial statements as of and for the year ended December 31, 2012 and the notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2012, as filed with the SEC on April 22, 2013, and our unaudited financial statements for the quarter ended March 31, 2013, included in our Report on Form 6-K furnished to the SEC on April 24, 2013, which have both been incorporated by reference into this prospectus.

	Actual	As Adjusted
	(in thousands)

Shareholders’ equity
Share capital – ordinary shares of NIS 0.20 par value 9,997,670 shares authorized; 6,495,562 actual shares issued and 8,148,414 as adjusted shares issued)	252	343
Additional paid-in capital	61,244	66,053
Accumulated deficit	(56,996)	(56,996)
Total shareholders’ equity	4,500	9,400
Total capitalization	4,500	9,400

REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders in this offering. If the Warrants are exercised in full for cash, we would realize proceeds, before expenses, in the amount of $1,441,080, assuming the receipt of Shareholder Approval.  If Shareholder Approval is not received, we would realize proceeds, before expenses, in the amount of $ 968,395 upon the exercise of the Warrants.  The net proceeds of the exercise of the Warrants will be used for working capital, general corporate purposes and cash flow needs.

SELLING SHAREHOLDERS

This prospectus covers the resale, from time to time, by the selling shareholders of up to 1,652,852 ordinary shares, of which:

•	1,239,639 ordinary shares were purchased by the selling shareholders under the Purchase Agreement between us and the selling shareholders; and
•	413,213 ordinary shares are issuable upon exercise of the Warrants granted to the selling shareholders under the Purchase Agreement.

         For additional information regarding the offering, see “Prospectus Summary—The Transaction” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. To our knowledge, except as indicated in the table below, none of the selling shareholders have held any position or office, or had any material relationship with us, our predecessors, or affiliates, within the past three years, or are a broker-dealer or an affiliate of a broker-dealer.

In order for Mr. Zisapel to participate in the transaction through the Zisapel Selling Shareholders, we must receive Shareholder Approval pursuant to Nasdaq Marketplace Rule 5635(d)(2) and under the Israeli Companies Law.  Absent the Shareholder Approval, Mr. Zisapel will not participate in the transaction and then this prospectus will only cover 833,029 Ordinary Shares and 277,676 Warrant Shares.  The below chart assumes the receipt of Shareholder Approval.

In accordance with the Purchase Agreement, we agreed to use our commercially reasonable efforts to prepare and file with the SEC a registration statement covering the resale of the Shares and the Warrant Shares on or prior to the 30th day following the Closing, as defined in the Purchase Agreement, and to cause the registration statement, among other things, to remain continuously effective under the Securities Act until the date which is three years after the date that such registration statement is declared effective by the SEC or such earlier date when all the Shares and the Warrant Shares have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected purchasers.

The following table presents information provided by the selling shareholders with respect to beneficial ownership of our ordinary shares as of June 3, 2013, and as adjusted to reflect the sale of the shares offered by the selling shareholders under this prospectus, assuming that all ordinary shares being offered under this prospectus are ultimately sold in the offering. The table includes all shares issuable within 60 days of June 3, 2013 upon the exercise of warrants or options beneficially owned by the indicated shareholders on that date. The applicable percentage of ownership of the Company’s outstanding shares for each selling shareholder is based on 7,717,964 ordinary shares outstanding as of June 3, 2013, and such number of ordinary shares issuable upon exercise of the warrants or options held by that selling shareholder. Beneficial ownership as set forth below includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. To our knowledge, the persons named in the table have sole voting power, sole investment control, and the sole right to receive the economic benefit with respect to all shares listed, except as set forth in the table below.

	Ordinary Shares Beneficially			Ordinary Shares		Ordinary Shares
	Owned			Being		Beneficially Owned
	Prior to Offering (4)			Offered (4)		After Offering (4)
	Number		Percent			Number	Percent
Name of Beneficial Owner
Zohar Zisapel (1)	2,813,030	(2)	35.09%	542,147	(3)	2,270,883	34.19%
24 Raoul Wallenberg Street
Tel-Aviv 69719, Israel
Yelin Lapidot Provident Fund Management Ltd (5)	477,897	(6)	6.10%	477,897		-	0.00%
50 Dizengoff St Top Tower
Tel Aviv 69411, Israel
Abraham Neuman	252,968		3.26%	133,333		119,635	1.84%
10 Agmon Street
Ramat Efal 52960, Israel
Straiton Investments Limited (7)	325,603		4.18%	293,333		32,270	0.50%
50 Town Range, Suites 7b &8b
Gibraltar
David Ripstein (8)	211,645	(9)	2.68%	23,895		187,750	2.82%
3 Aharon Becker
Tel Aviv, Israel
Meir Moshe	156,212		2.02%	66,667		89,545	1.38%
14 Yacov Meridor.
Tel Aviv, Israel
Benny Bergman	149,073		1.93%	23,895		125,178	1.93%
3 Daniel Frisch St.
Tel Aviv 64731, Israel
Zohar Gilon	121,685		1.57%	71,685		50,000	0.77%
28 Shalva St
Herzliya Pituach 46705, Israel
Ouri Levy	21,958		0.28%	20,000		1,958	0.03%
20/7 Refidim St
Tel Aviv, Israel

(1)
Mr. Zisapel is the current Chairman of the Company’s Board of Directors. Mr. Zisapel entered into the Purchase Agreement through Klil & Michael Holdings (93) Ltd., or Klil, and Lomsha Ltd., or Lomsha, two Israeli companies wholly owned by Mr. Zisapel, who is also a director of each and as such, Mr. Zisapel may be deemed to have voting and investment power over any ordinary shares and warrants held by Klil and Lomsha.

(2)	Assumes the receipt of Shareholder Approval. Includes 44,460 ordinary shares owned of record by RAD Data Communications Ltd (“RDC”), an Israeli company, 13,625 ordinary shares owned of record by Klil, 56,139 ordinary shares owned of record by Lomsha, 125,000 ordinary shares issuable upon exercise of options exercisable within 60 days of June 3, 2013, 38,986 ordinary shares issuable upon exercise of Warrants exercisable within 60 days of June 3, 2013 and the Shares and ordinary shares mentioned in Footnote (3) below. Mr. Zohar Zisapel is a principal shareholder of RDC. Mr. Zohar Zisapel and his brother, Mr. Yehuda Zisapel, have shared voting and investment power with respect to the shares held by RDC, and as such, Mr. Zohar Zisapel may be deemed to have voting and investment power over the ordinary shares held by RDC. Mr. Zohar Zisapel disclaims beneficial ownership of these ordinary shares except to the extent of his pecuniary interest therein.

(3)
Assumes the receipt of Shareholder Approval. Includes (i) 224,562 Shares, and 74,854 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Klil, and (ii) 182,048 Shares and 60,683 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Lomsha.

(4)	Includes Shares and ordinary shares underlying Warrants.

(5)
Yelin Lapidot Provident Fund Management Ltd. (“Yelin”) has voting control and investment discretion over the securities held by the funds mentioned in Footnote 6 below and as a result, may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account. Mr. Sany Zelka, Joint CEO of Yelin, has voting and investment power over the securities held by the funds mentioned in Footnote 6 below, and as a result, may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account.

(6)
Includes: (i) 84,272 Shares and 28,091 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Yelin Lapidot Kupat Gemel, (ii) 22,561 Shares and 7,520 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Yelin Lapidot Kupat Gemel Menayatit, (iii) 117,435 Shares and 39,145 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Yelin Lapidot Keren Hishtalmut, (iv) 50,761 Shares and 16,920 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Yelin Lapidot Gemel (B), and (v) 83,394 Shares and 27,798 ordinary shares issuable upon exercise of warrants exercisable within 60 days of June 3, 2013, all owned of record by Yelin Lapidot Hishtalmut (B).

(7)
Finsbury Corporate Services Limited (“Finsbury”) has sole voting and investment control of the securities held by Straiton Investments Limited (“Straiton”).  Mr. David Dennis Cuby and Mr. James David Hassan are directors at Finsbury, and have joint voting and investment power over the securities held by Straiton, and as a result, may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account.

(8)	David Ripstein is the CEO of the Company.

(9)
Includes (i) 17,921 ordinary shares, (ii) 5,974 ordinary shares issuable upon exercise of Warrants exercisable within 60 days of June 3, 2013 and (iii) 187,750 ordinary shares issuable upon exercise of options exercisable within 60 days of June 3, 2013.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their ordinary shares being offered under this prospectus, on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

EXPENSES

We are paying substantially all of the expenses of registering the ordinary shares under the Securities Act and of compliance with blue-sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, our legal and accounting fees and the legal fees of counsel on behalf of the selling shareholders. We estimate these expenses to be approximately $23,000, which include the following categories of expenses:

SEC registration fee	$710.72
Legal fees and expenses	$15,000
Accounting fees and expenses	$6,500
Miscellaneous expenses	$789.28

Total	$23,000

LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Goldfarb Seligman & Co.

EXPERTS

The consolidated financial statements of Radcom Ltd. and its subsidiaries appearing in Radcom Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2012, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:

☐	subject to limited exceptions, the judgment is final and non-appealable;

☐	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

☐	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
☐	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;
☐	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
☐	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form F-3 with the SEC for the shares being offered pursuant to this prospectus. This prospectus does not include all of the information contained in the Registration Statement. You should refer to the Registration Statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

We are required to file annual reports and other information with the SEC. These filings contain important information which does not appear in this prospectus. You can read our SEC filings, including the Registration Statement, over the Internet at the SEC’s website at http://www.sec.gov. Information contained in such website is not part of this prospectus. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549, Room 1580. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

We are subject to certain of the informational requirements of the Exchange Act. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 180 days after the end of each fiscal year, an annual report on our Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm. We also furnish quarterly reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below.

(i)  Our annual report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 22, 2010;

(ii)  Our financial data included in our current report on Form 6-K furnished to the SEC on April 24, 2013;

(iii) Our report on Form 6-K furnished to the SEC on April 29, 2013;

(iv) Our report on Form 6-K furnished to the SEC on May 9, 2013;

(v) Our report on Form 6-K furnished to the SEC on May 28, 2013; and

(vi) The description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on September 19, 1997, and any amendment or report filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F, and all of our subsequent filings on Form 6-K filed by us pursuant to the Exchange Act, prior to the termination of the offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the Registration Statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to Gilad Yehudai, Chief Financial Officer, c/o RADCOM Ltd., 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, facsimile number +972-3-647-4681. Our corporate website address is http://www.radcom.com. The information on our website is not a part of this prospectus.

1,652,852 Ordinary Shares

 RADCOM LTD.

 PROSPECTUS

              , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under the Israeli Companies Law, an Israeli company may not exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided that the articles of association of the company permit it to do so.  Our articles of association allow us, subject to the provisions of the Israeli Companies Law, to prospectively exculpate an office holder from all or some of the office holder’s responsibility for damage resulting from the office holder’s breach of the office holder’s duty of care to the Company.  Our articles of association further provide that, subject to the provisions of the Israeli Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed by such individual in his or her capacity as an office holder, in respect of each of the following:

•	a breach of an office holder’s duty of care to us or to another person;
•	a breach of an office holder’s duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests;
•	financial obligation imposed on him+ in favor of another person; or
•
reasonable litigation expenses, including attorney fees, incurred by the office holder as a result of an administrative enforcement proceeding instituted against him. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the office holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5728-1968, as amended (the “Israeli Securities Law”)  and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees.

Our articles of association also provide that we may indemnify an office holder in respect of an obligation or expense imposed on the office holder in respect of an act performed in his or her capacity as an office holder, as follows:

•	a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;
•
reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding was concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; or in connection with an administrative enforcement proceeding or a  financial sanction. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the office holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees; and

•
reasonable litigation expenses, including attorneys’ fees, expended by an office holder or charged to the office holder by a court, in a proceeding instituted against the office holder by the Company or on its behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of an offense that does not require proof of criminal intent.

Our articles of association also include provisions allowing us to undertake to indemnify an office holder as aforesaid:

•
in advance, provided that in respect of bullet number 1 above, the undertaking is restricted to events which our Board of Directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criteria determined by our Board of Directors to be reasonable under the circumstances, and further provided that such events and amounts or criteria are set forth in the undertaking to indemnify; and

•	retroactively.

The Israeli Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly (other than if solely done in negligence);
•	any act or omission done with the intent to derive an illegal personal benefit
•	a fine, civil fine or ransom levied on an office holder, or a financial sanction imposed upon an office holder under Israeli Law.

In addition, under the Israeli Companies Law, any exculpation of, indemnification of, or procurement of insurance coverage for, the Company's office holders must be approved by the Company's audit committee and the Company's board of directors and, if the beneficiary is a director, by the Company's shareholders.  The Company's audit committee, board of directors and shareholders resolved to indemnify and exculpate the Company's office holders by providing them with indemnification agreements and approving the purchase of a directors and officers liability insurance policy. We currently maintain directors and officers liability insurance policy limited to US$10 million, at an annual premium of approximately US$ 52,000.

Item 9.

Exhibits.

(a)           The following exhibits are filed herewith:

Exhibit Number	Description
2.1	Share and Warrant Purchase Agreement, dated as of April 23, 2013, by and between RADCOM Ltd. and the purchasers listed therein.

2.2	Form of Warrant – Warrant to Purchase Ordinary Shares, dated April 24, 2013.

*5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel for RADCOM Ltd., as to the validity of the ordinary shares.

*23.1	Consent of Goldfarb Seligman& Co. (included in Exhibit 5.1).

*23.2	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent public accounting firm.

*24.1	Powers of Attorney.

* Previously filed.

Item 10. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this Item 10 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       If the registrant is relying on Rule 430B:

A.      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         (b)                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on this 27th day of June 2013.

RADCOM LTD.

By:	/s/ Gilad Yehudai
Name:	Gilad Yehudai
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Ripstein	President and	June 27, 2013
David Ripstein	Chief Executive Officer (Principal Executive Officer):

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 27, 2013
Gilad Yehudai

*	Director	June 27, 2013
Zohar Zisapel

*	Director	June 27, 2013
Uri Har

*	Director	June 27, 2013
Heli Bennun

*	Director	June 27, 2013
Irit Hillel

*	Director	June 27, 2013
Matty Karp

Authorized Representative in the United States:
RADCOM Equipment, Inc.
/s/ David Ripstein	President and	June 27, 2013
David Ripstein	Chief Executive Officer

* By: /s/ David Ripstein	June 27, 2013
Name: David Ripstein Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share and Warrant Purchase Agreement, dated as of April 23, 2013, by and between RADCOM Ltd. and the purchasers listed therein.

2.2	Form of Warrant – Warrant to Purchase Ordinary Shares, dated April 24, 2013.

*5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel for RADCOM Ltd., as to the validity of the ordinary shares.

*23.1	Consent of Goldfarb Seligman& Co. (included in Exhibit 5.1).

*23.2	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent public accounting firm.

*24.1	Powers of Attorney.